EXHIBIT 99.1

 American Spectrum Realty Announces Appointment of G. Anthony Eppolito
                       as Chief Financial Officer

    HOUSTON--(BUSINESS WIRE)--March 12, 2007--American Spectrum
Realty, Inc. (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today the appointment of
G. Anthony Eppolito as Chief Financial Officer.

    Mr. Eppolito, age 39, has served as Vice President of Accounting, Treasurer and Secretary since January 2006 and as Controller since November 2004.

    Mr. Eppolito is a Certified Public Accountant with extensive financial experience including staff supervision, SEC reporting, and maintaining banker/lender relations. He has been with American Spectrum Realty since the company's formation and served as Assistant Controller from March 2002 thru October 2004. Mr. Eppolito holds a Bachelor of Business Administration in Accounting from Texas A&M University in College Station, Texas.

    William J. Carden, the Company's Chairman of the Board, President and Chief Executive Officer served as the Company's Acting Chief
Financial Officer from August 2002 to the date of Mr. Eppolito's appointment.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial, and retail properties aggregating over 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


    CONTACT: American Spectrum Realty, Inc., Houston
             Chairman, President and CEO
             William J. Carden, 713-706-6200